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                                                                     EXHIBIT 5.1


                                March [__], 2001




Polycom, Inc.
1565 Barber Lane
Milpitas, CA  95035

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission on or about March [__], 2001, in connection with the registration under the Securities Act of 1933, as amended, of an additional [___________] shares (the "SHARES") of Common Stock to be issued under the Accord Networks Ltd. 1995 Employee Share Ownership and Option Plan, Accord Networks Ltd. Share Ownership and Option Plan
(2000), Accord Networks Ltd. 2000 Share Option Plan and Accord Networks Ltd. 2000 Non-Employee Director Stock Option Plan (the "PLANS"), assumed by Polycom, Inc. ("POLYCOM"), pursuant to the Agreement and Plan of Merger and Reorganization dated December 5, 2000 and amended as of January 25, 2001, by and among Polycom, Merger Sub Ltd. and Accord Networks Ltd. ("ACCORD").

     It is our opinion that, when issued and sold pursuant to options granted in the manner described in the Plans, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                               Very truly yours,

                                               WILSON SONSINI GOODRICH & ROSATI
                                               Professional Corporation